Exhibit 3.3

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Correction (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Odyssey Marine Exploration, Inc.

2. Description of the original document for which correction is being made:

Amendment to Certificate of Designation Before Issuance of Class or Series

3. Filing date of the original document for which correction is being made: October 8, 2010

4. Description of the inaccuracy or defect:

Paragraph 3 of the Amendment to Certificate of Designation incorrectly stated the amendments to the Certificate of Designation.

5. Correction of the inaccuracy or defect:

Paragraph 3 of the Amendment to Certificate of Designation is hereby corrected in its entirety to read as follows:

“3. By a resolution of the board of directors the original class or series is amended as follows:

Sections 4.1 and 5.8(a) of the Certificate of Designation of the Series G 8% Convertible Preferred Stock are hereby amended as set forth in Exhibit A attached to this Amendment to Certificate of Designation Before Issuance of Class or Series. Exhibit A is incorporated herein by reference.”

6. Signature:

X	/s/ Michael J. Holmes	Chief Financial Officer	10/11/10
Authorized Signature		Title *	Date

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Correction
Revised: 3-26-09

EXHIBIT A

TO

AMENDMENT TO CERTIFICATE OF DESIGNATION

BEFORE ISSUANCE OF CLASS OR SERIES

ODYSSEY MARINE EXPLORATION, INC.

SERIES G 8% CONVERTIBLE PREFERRED STOCK

The Certificate of Designation of the Series G 8% Convertible Preferred Stock, par value $0.001 per share, of Odyssey Marine Exploration, Inc. is hereby amended as follows:

A. Section 4.1 is hereby amended by inserting the following at the end thereof:

“Notwithstanding the foregoing, no holder may exercise its right to vote any shares of Series G Preferred Stock hereunder to the extent such exercise would result in such holder having the right to vote in excess of 9.9% of the then issued and outstanding shares of Common Stock (calculated for this purpose assuming the exercise or conversion of all securities then held by such holder that are convertible into or exercisable for shares of Common Stock); provided, however, that upon a holder of shares of Series G Preferred Stock providing the Corporation with sixty-one (61) days written notice (a “Voting Rights Waiver Notice”) that such holder would like to waive this Section 4.1 with regard to the exercise of its right to vote any or all shares Series G Preferred Stock held by such holder, this Section 4.1 shall be of no force or effect with regard to those shares of Series G Preferred Stock referenced in the Voting Rights Waiver Notice.”

B. Section 5.8(a) is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“(a) No holder may convert any shares of Series G Preferred Stock hereunder to the extent such exercise would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of shares of Series G Preferred Stock held by such holder after application of this Section; provided, however, that upon a holder of shares of Series G Preferred Stock providing the Corporation with sixty-one (61) days written notice (a “Beneficial Ownership Waiver Notice”) that such holder would like to waive this Section 5.8(a) with regard to any or all shares of Common Stock issuable upon conversion of Series G Preferred Stock held by such holder, this Section 5.8(a) shall be of no force or effect with regard to those shares of Common Stock referenced in the Beneficial Ownership Waiver Notice.”